Exhibit 5.1

Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

September 21, 2004

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on September 21, 2004 by American Tower Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (1) up to $345,000,000 aggregate principal amount of the Company’s 3.00% Convertible Notes due August 15, 2012 (the “Notes”) issued pursuant to an indenture dated as of August 20, 2004 (the “Indenture”) by and between the Company and The Bank of New York, as trustee (the “Trustee”), and (2) up to 16,829,273 shares of the Company’s Class A common stock, par value $.01 per share (the “Conversion Shares”), issuable upon conversion of the Notes based on the initial conversion rate of 48.7805 shares per $1,000 principal amount of the Notes. The Notes and the Conversion Shares are being offered and sold from time to time by the holders (the “Selling Securityholders”) named in the prospectus forming part of the Registration Statement (the “Prospectus”) in the manner described in the Prospectus.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company and the Selling Securityholders in connection with the registration, offer and sale of the Notes and the Conversion Shares. We have made such other examination as we consider necessary to render this opinion. We have assumed that the Notes have been duly authenticated by the Trustee as provided in the Indenture.

The Indenture and the Notes are governed by the laws of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the Notes, we have relied upon the opinion of Cleary, Gottlieb, Steen & Hamilton with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that (i) the Notes have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company in accordance with their terms, and (ii) the Conversion Shares have been duly authorized and, when issued upon conversion of the Notes pursuant to the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ PALMER & DODGE LLP

PALMER & DODGE LLP